                                                                  EXHIBIT 11.1
                             CHATWINS GROUP, INC.
                      COMPUTATION OF PER SHARE EARNINGS
            (In thousands, except share and per share information)

                                             YEAR ENDED DECEMBER 31,
                                  -------------------------------------------
                                     1994     1995     1996     1997     1998
                                  -------  -------  -------  -------  -------
     EARNINGS:
Income (loss) from continuing
  operations                      $   (26) $ 3,062  $(1,240) $ 2,455  $    48
Dividends paid or accreted to
  preferred stock                    (450)    (456)    (456)    (456)    (456)
                                  -------  -------  -------  -------  -------
     Earnings applicable to
       common stock                  (476)   2,606   (1,696)   1,999     (408)

Income (loss) from discontinued
  operations                        1,191    1,231      801     (196)  (1,519)
Extraordinary item                   (201)       -        -        -        -
                                  -------  -------  -------  -------  -------
     Net earnings applicable
       to common stock            $   514  $ 3,837  $  (895) $ 1,803  $(1,927)
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     COMMON SHARES OUTSTANDING:
Average equivalent outstanding    243,242  292,887  242,887  292,887  265,088
                                  =======  =======  =======  =======  =======

     EARNINGS PER COMMON SHARE:
Continuing operations             $ (1.96) $  8.90  $ (6.98) $  6.82  $ (1.54)
Discontinued operations              4.90     4.20     3.30    (0.66)   (5.73)
Extraordinary item                  (0.83)       -        -        -        -
                                  -------  -------  -------  -------  -------
     EARNINGS PER COMMON SHARE    $  2.11  $ 13.10  $ (3.68) $  6.16  $ (7.27)
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